Exhibit 99.1

          AmNet Mortgage, Inc. Reports Third Quarter Results

    SAN DIEGO--(BUSINESS WIRE)--Nov. 12, 2004--AmNet Mortgage, Inc. (NASDAQ:AMNT), the parent company of American Mortgage Network
(AmNet), a nationwide wholesale mortgage bank, today reported third quarter results, highlights of which included:

    -- Third quarter consolidated loss was $985 thousand or $0.13 per basic and diluted share;

    --  $2.1 billion of mortgage loans were funded;

    --  Moved to the NASDAQ National Market System under the symbol
        "AMNT";

    --  Cash and cash equivalents were $48.2 million as of September
        30, 2004; and

    --  Book value per outstanding share was $10.54.

    Consolidated Results

    For the third quarter of 2004, AmNet Mortgage, Inc. reported a consolidated net loss of $985 thousand or $0.13 per basic and diluted share, compared to second quarter consolidated net income of $208 thousand or $0.02 per diluted share.
    Commenting on third quarter results, John M. Robbins, Chief Executive Officer, said, "The third quarter was marked by interest rate volatility and price compression, which had an impact on our operating margins. With the industry-wide reduction in refinance volume, pricing competition was severe at the same time that demand fell. Against this backdrop, we started a new Correspondent channel to purchase loans from mid-size banks, credit unions and community banks. We also made investments in a dedicated subprime sales force and upgraded and expanded our national wholesale sales force to help achieve greater market penetration."

    Mortgage Banking Business - American Mortgage Network (AmNet)

    For the third quarter of 2004, AmNet's pre-tax loss was $1.8 million, compared to pre-tax income of $1.4 million in the second quarter of 2004. AmNet funded $2.1 billion in home loans during the third quarter of 2004, compared to $2.6 billion in the second quarter of 2004. AmNet's loan sales in the third quarter of 2004 were $2.2 billion, compared to $2.6 billion in the second quarter.
    In the third quarter of 2004, gain on sales of loans, net of derivative financial instruments and market adjustments, was $12.7 million, or 59 basis points on $2.2 billion of loan sales volume. This compared to gain on sales of loans, net of derivative financial instruments and market adjustments, of $17.6 million, or 67 basis points on $2.6 billion of loan sales volume, in the second quarter of 2004. The decline in the dollar amount of loans sold in the third quarter was a result of lower loan origination volume, while the decreased basis point gain reflects increased pricing competition during the quarter.
    Interest revenue on mortgage assets in the third quarter was $8.2 million and was offset by interest expense of $4.3 million, resulting in a net interest spread of $3.9 million, or 19 basis points on $2.1 billion of loan fundings in the third quarter of 2004. This compared to interest revenue of $9.0 million which was offset by interest expense of $4.4 million, resulting in a net interest spread of $4.6 million, or 18 basis points on $2.6 billion of loan fundings in the second quarter.
    Operating expenses, which were total expenses of $22.8 million less interest expense of $4.3 million, were $18.5 million during the third quarter, or 89 basis points on loan fundings. These expenses included an estimated $6.0 million in sales commissions and other variable expenses, representing approximately 33% of total operating expenses. Operating expenses in the second quarter of 2004, which were total expenses of $25.2 million less interest expense of $4.4 million, were $20.8 million, or 81 basis points on loan fundings. The decline in operating expenses from the second quarter of 2004 was primarily the result of cost-cutting measures driving decreased headcount, professional fees, travel & entertainment, underwriting and equipment expenses.
    Commenting on mortgage operations in the quarter, Robbins said, "The third quarter was marked by intense competition, and we believe that our volume suffered as the quarter progressed. While we attempted to hold our pricing targets, several other competitors appeared to have substantially dropped their margin requirements to buy market share. As we have observed in past contracting mortgage cycles, some regional mortgage banking companies price aggressively for a period in an attempt to increase share as they try to rationalize their brick and mortar expense."
    Robbins continued, "The majority of our branch network is immature and we have not yet achieved a full complement of account executives or scale to cover fixed overhead. However, it is encouraging to note that we added approximately 60 new commissioned account executives in the third quarter, and managed out our lowest performing sales personnel. Our sales force now stands at 156 and recruiting momentum is strong. We continued to drive AmNet's product mix away from more competitive agency products toward Alt-A and second mortgage products where the margins are stronger.
    "We launched our new Correspondent channel this month," Robbins added. "The Correspondent channel provides access to a customer base not currently covered under traditional broker channels and leverages the investment in our existing infrastructure and technology. AmNet's Correspondent centralized operating platform is headquartered in Columbia, Maryland."

    Mortgage Asset Portfolio Business

    During the third quarter, our mortgage asset portfolio business recorded pre-tax income of $163 thousand. Mortgage portfolio assets declined to $17.2 million at September 30, 2004, and are expected to have nominal earnings and cash flow impact going forward. During the quarter, the sale of the majority of the mortgage asset portfolio business was completed.

    Liquidity and Book Value

    Cash and cash equivalents were $48.2 million as of September 30, 2004, compared to $53.2 million at June 30, 2004. The decline in cash was primarily due to increased investment in loan inventories and stock repurchases of over 81,000 shares. Cash per outstanding share was $6.60 at September 30, 2004, compared to $7.20 at June 30, 2004. Our book value per outstanding share was $10.54 at September 30, 2004, compared to $10.63 at June 30, 2004.

    Guidance for the Fourth Quarter, 2004

    The Mortgage Bankers Association (MBA) estimates that fourth quarter 2004 and first quarter 2005 originations will drop -- some 12% and 27% respectively -- from the same period last year. The decrease is attributable to a lower refinance market. In the fourth quarter, AmNet's loan production is expected to be in the range of $2.0 to $2.3 billion, bringing AmNet's estimated full year 2004 loan funding volume to approximately $8.5 billion.
    Major assumptions that will affect the Company's fourth quarter earnings include: reduction in overall pricing target as a result of increased market competition; Correspondent channel start-up costs; additional investments in our dedicated subprime sales force; and higher expenses related to recruiting activity and the upgrading of our sales force.
    Commenting on expected results for the fourth quarter of 2004, Robbins noted, "In October, we reduced our overall pricing target on key Agency products by approximately 12.5 basis points to recover market penetration lost in the third quarter. We expect these competitive pressures to continue through the fourth quarter, and accordingly, our gross margins are expected to be adversely impacted until aggressive pricing subsides and more traditional margins return to the market. We also expect to incur approximately $0.8 million in net operating expenses associated with the start-up of our new Correspondent lending channel."
    Robbins continued, "Therefore, previous fourth quarter guidance of a slight profit is revised to reflect a modest operating loss. Additionally, the convergence of market and economic considerations, along with our internal initiatives and start-up timelines, substantially complicates the process of forming firm financial projections. It is against this backdrop that we have decided to discontinue providing quarterly or annual financial guidance. We appreciate that investors need some way to benchmark progress and believe that certain qualitative factors and operational milestones are the best indicators of performance and progress. These include sales force expansion, product mix and gross margins, loan origination volume and contributions from our newest sales channels."
    Robbins concluded, "We anticipate that all three channels will add significant scale and, thereby, reduce our fixed costs per loan. It is our goal to maximize performance in the branching system while continuing to improve technology and product mix, making it easier for customers to do business with us."

    Conference Call and Webcast

    Management will host a conference call with a simultaneous webcast today at 8:30 AM Pacific/11:30 AM Eastern to discuss third quarter operating performance. The conference call, featuring Chairman and Chief Executive Officer John M. Robbins and Executive Vice President and Chief Financial Officer Judith A. Berry, will be available live via the Internet. To listen to the webcast, log on to the Company's web site at www.amnetmortgageinc.com and click on the link that appears on the home page. The webcast will also be available live at www.fulldisclosure.com.
    An online replay will be available at www.amnetmortgageinc.com for one year. A telephone replay will be available through November 19, 2004 by dialing 800-642-1687 or 706-645-9291 and entering the pass code 2009922. Electronic versions of news releases may be accessed via the Company's web site at www.amnetmortgageinc.com.

    About AmNet Mortgage, Inc.

    AmNet Mortgage Inc. is the parent company of American Mortgage Network, a nationwide wholesale mortgage bank. For more information, please visit amnetmortgageinc.com.

    About American Mortgage Network

    Headquartered in San Diego, California, AmNet is a wholly owned subsidiary of AmNet Mortgage, Inc. AmNet originates loans for the national mortgage broker community through its network of branches and business-to-business over the Internet. Through its Correspondent channel, the Company will purchase loans from small to mid-size mortgage banks, credit unions and community banks.
    AmNet has loan production offices in Arizona, California, Colorado, Connecticut, Florida, Georgia, Illinois, Kansas, Minnesota, New Jersey, New York, North Carolina, Oregon, Rhode Island, Texas, Utah, Virginia and Washington. Its Correspondent channel is located in Columbia, Maryland. AmNet has a total of $1.4 billion in warehouse borrowing capacity and is approved to do business in 49 states and the District of Columbia either by license or exemption. AmNet has 5,000 approved broker customers across the nation. For more information, please visit www.amnetmortgage.com.

    Forward-Looking Statement

    Certain matters discussed in this press release may constitute forward-looking statements within the meaning of federal securities laws. Forward-looking statements include statements regarding: The expectation that the Company's mortgage portfolio assets will have nominal earnings and cash flow impact in the future; the MBA's estimation that the overall market size for loan originations will drop over the next two quarters from prior year periods; AmNet's loan production for the fourth quarter and full year 2004; AmNet's assumption that certain factors will affect its fourth quarter 2004 earnings; the Company's expectation that competitive pressures will continue in the fourth quarter of 2004 and will adversely impact gross margins; the expected operating expenses that will be incurred in the fourth quarter for the new Correspondent lending channel; an anticipated fourth quarter operating loss for the Company; and the anticipation that the Company's three lending channels will add significant scale and thereby reduce fixed costs per loan. The Company's ability to meet its operational and financial goals are subject to risks, including risks related to: The Company's ability to continue to sell its loans to a competitor who is its largest purchaser; the Company's ability to maintain and renew its warehouse lines; the large concentration of the Company's loans in California; the effectiveness of the Company's hedging strategies; the Company's ability to increase its loan origination volume in a contracting market; and the Company's lack of significant experience with subprime loans and correspondent lending. Actual results and the timing of certain events could also differ materially from those projected in or contemplated by our forward-looking statements due to a number of other factors, including but not limited to: the level of interest rates generally; economic conditions generally; the size of the national mortgage market, including subprime loans; the stability of the entire mortgage secondary market; the predictability of the Company's expenses and margins; the future correlation of volatility in forward mortgage sale instruments to the Company's loan lock commitments; interest rate volatility; the ability to retain and renew warehouse lending facilities for the funding of all of the Company's mortgage loans; the Company's liquidity position; the availability of qualified mortgage professionals; the ability to attract and retain qualified mortgage professionals; and other risk factors outlined in the Company's SEC reports.


                         AMNET MORTGAGE, INC.
----------------------------------------------------------------------

                             Three      Three      Nine       Nine
                             Months     Months     Months     Months
                           ---------- ---------- ---------- ----------
                             Ended      Ended      Ended      Ended
                           ---------- ---------- ---------- ----------
                           9/30/2004  9/30/2003  9/30/2004  9/30/2003
                           ---------- --------------------- ----------
Income Statement
--------------------------
Mortgage Banking Segment:
Revenues
Gain on sales of loans       $24,198     $9,580    $42,037    $62,760
                           ---------- --------------------- ----------
Derivative financial
 instruments:
Forward sales of mortgage-
 backed securities (MBS)
 and options on MBS           (7,793)     4,194     (2,423)     1,115
Market adjustment on loan
 commitments                  (3,753)    10,955       (520)     2,539
                           ---------- --------------------- ----------
  Total derivative
   financial instruments     (11,546)    15,149     (2,943)     3,654
                           ---------- --------------------- ----------
Gain on sales of loans,
 net of derivative
 financial instruments and
 market adjustments           12,652     24,729     39,094     66,414
Interest on mortgage
 assets                        8,201     10,381     22,208     23,843
Other income                     157         24        303         76
                           ---------- --------------------- ----------
  Total revenue, net of
   derivative financial
   instruments                21,010     35,134     61,605     90,333
                           ---------- --------------------- ----------

Expenses
Interest expense               4,308      4,535     11,075     10,656
Operating expenses            18,533     20,840     56,840     53,216
                           ---------- --------------------- ----------
  Total expenses              22,841     25,375     67,915     63,872
                           ---------- --------------------- ----------

(Loss) income before
 income taxes - Mortgage
 Banking Segment             $(1,831)    $9,759    $(6,310)   $26,461

Mortgage Asset Portfolio
 Segment:
Revenues
Interest on mortgage
 assets                          $26     $2,665     $2,229     $8,841
Other income                     124        534        707        945
                           ---------- --------------------- ----------
  Total revenue                  150      3,199      2,936      9,786
                           ---------- --------------------- ----------

Expenses
Interest expense                 112      1,111      1,339      3,800
Provision for loan losses         80        764        208      2,478
Gain on sale of real
 estate owned, net               (86)      (236)      (406)      (751)
Valuation adjustment
 (gain)/loss - bond
 collateral sale                (437)         -      4,872          -
Operating expenses               318        330      1,392      1,733
                           ---------- --------------------- ----------
  Total expenses                 (13)     1,969      7,405      7,260
                           ---------- --------------------- ----------

Income (loss) before
 income taxes - Mortgage
 Asset Portfolio Segment        $163     $1,230    $(4,469)    $2,526

Consolidated (Loss) Income
 - Combined Segments         $(1,668)   $10,989   $(10,779)   $28,987
Income tax (benefit)
 expense provision             $(683)     3,945    $(4,328)     9,423
Income tax benefit from
 termination of REIT
 status                            -       (724)         -     (9,865)
Consolidated Net (Loss)
 Income                        $(985)    $7,768    $(6,451)   $29,429


Per Share Data
--------------------------
Weighted average common
 shares outstanding        7,364,244  7,858,733  7,716,079  7,861,665
Consolidated (loss) income
 per share - basic            $(0.13)     $0.99     $(0.84)     $3.74
Consolidated (loss) income
 per share - diluted          $(0.13)     $0.91     $(0.84)     $3.45


Loan Origination Data
--------------------------
Total mortgage loans
 funded in period
 ($ millions)                 $2,076     $3,033     $6,512     $8,319
Number of loans funded        12,167     17,215     37,403     46,763


Balance Sheet Data
--------------------------
Cash and cash equivalents    $46,133    $44,357    $46,133    $44,357
Restricted cash                2,100      2,100      2,100      2,100

Bond collateral mortgage
 loans and real estate
 owned, net of reserves,
 held for investment          17,197    185,931     17,197    185,931

Mortgage loans held for
 sale, net                   394,368    367,013    394,368    367,013

Total assets                 484,451    616,676    484,451    616,676

Short-term debt              380,791    352,778    380,791    352,778

Long-term debt, net           15,869    153,283     15,869    153,283

Total stockholders' equity   $77,049    $88,827    $77,049    $88,827
Book value per share -
 basic                        $10.54     $11.30     $10.54     $11.30
Book value per share -
 diluted                       $9.54     $10.42      $9.54     $10.42

Debt to equity ratio           5.1:1      5.7:1      5.1:1      5.7:1

-------------------------- ---------- --------------------- ----------

($ in thousands, except per share data and as noted)


    CONTACT: INVESTOR AND ANALYST RELATIONS CONTACTS
             AmNet Mortgage, Inc.
             Judith Berry, 858-909-1230
             jberry@amnetmortgage.com
              or
             Clay Strittmatter, 858-909-1340
             cstrittmatter@amnetmortgage.com
              or
             MEDIA RELATIONS CONTACTS
             AmNet Mortgage, Inc.
             Kasey Emmel, 858-909-1335
             kemmel@amnetmortgage.com
              or
             Forti Communications Inc.
             Corinne Forti, 805-498-0113
             cforti@amnetmortgage.com
             forticomm@aol.com